Exhibit 4.1
THIRD AMENDMENT
TO
RIGHTS AGREEMENT
     This Third Amendment to Rights Agreement, made effective as of February 3, 2006, between UMB Bank, N.A., as Rights Agent (the “Rights Agent”), and Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), amends that certain Rights Agreement dated as of March 13, 2002 between the Rights Agent and the Company, as amended by that certain First Amendment to Rights Agreement between the Rights Agent and the Company, made effective as of March 12, 2003, and that certain Second Amendment to Rights Agreement between the Rights Agent and the Company, made effective as of June 9, 2005 (as amended, the “Rights Agreement”).
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to further supplement and amend the Rights Agreement as set forth below;
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     FIRST: Section 1 of the Rights Agreement is hereby amended by inserting the following definition between the definitions of “Exchange Ratio” and “Final Expiration Date”:
     “EXPIRATION DATE” shall have the meaning set forth in Section 7(a) hereof.”
     SECOND: Section 3 of the Rights Agreement is hereby amended as follows:
(a)	Section 3(a) is hereby amended and restated in its entirety as follows:
“(a) One Right shall be associated with each Ordinary Share outstanding on the Record Date, each additional Ordinary Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, the Expiration Date and the Final Expiration Date, and each additional Ordinary Share with which Rights are issued after the Distribution Date and prior to the earlier of the Redemption Date, the Expiration Date and the Final Expiration Date as provided in Section 22 hereof; provided, however, that, if the number of outstanding Rights are combined into a smaller number of outstanding Rights pursuant to Section 11 hereof, the appropriate fractional Right determined pursuant to such Section shall thereafter be associated with each such Ordinary Share.”
(b)	Section 3(c) is hereby amended and restated in its entirety as follows:
“(c) With respect to certificates evidencing Ordinary Shares outstanding on the Record Date, until the earliest of the Distribution Date, the Redemption Date, the Expiration Date and the Final Expiration Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with the summary of the Rights included in the Registration Statement on Form S-4 filed by the Company with the United States Securities and Exchange Commission in connection with the Merger (the “Summary of Rights”). Until the earliest of the Distribution Date, the Redemption Date, the Expiration Date and the Final Expiration Date, the surrender for transfer of any certificate evidencing Ordinary Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Ordinary Shares represented thereby.”
(c)	The first paragraph of Section 3(d) is hereby amended and restated in its entirety as follows:
“(d) Certificates issued for Ordinary Shares after the Record Date (including, without limitation, reacquired Ordinary Shares referred to in the last sentence of this paragraph (d)), but prior to the earliest of the Distribution Date, the Redemption Date, the Expiration Date and the Final Expiration Date, shall have impressed on, printed on, written on or otherwise affixed to them the following legend:”
(d)	The final paragraph of Section 3(d) is hereby amended and restated in its entirety as follows:
“With respect to such certificates containing the foregoing legend, until the earliest of the Distribution Date, the Redemption Date, the Expiration Date and the Final Expiration Date, the Rights associated with the Ordinary Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Ordinary Shares represented thereby. In the event that the Company purchases or acquires any Ordinary Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Ordinary Shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Ordinary Shares which are no longer outstanding.”
     THIRD: The first sentence of Section 6(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(a) Subject to the provisions of Sections 7(e) and 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the earlier of the Redemption Date, the Expiration Date and the Final Expiration Date, any Right Certificate or Right Certificates (except as otherwise provided herein, including, without limitation, Right Certificates representing Rights that have become null and void and nontransferable pursuant to Section 7(e) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split-up, combined or exchanged for another Right Certificate or Right Certificates representing, in the aggregate, the same number of Rights as the Right Certificate or Right Certificates surrendered then represented.”
     FOURTH: Section 7 of the Rights Agreement is hereby amended as follows:

(a)	Section 7(a) is hereby amended and restated in its entirety as follows:
“(a) Subject to Section 7(e) hereof and except as otherwise provided herein (including Section 24 hereof), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earliest of: (i) the date upon which the Board of Directors of the Company shall adopt a policy, which provides, among other things (A) that before adopting any shareholder rights agreement similar in purpose and effect to this Agreement, the Board of Directors shall seek member approval of such rights agreement unless, due to timing constraints or other reasons, a majority of the independent members of the Board of Directors determines that it is in the best interests of the Company and its members to adopt such agreement before obtaining member approval and (B) that any shareholder rights plan so adopted without prior member approval shall be ratified by the members of the Company or shall expire within twelve months, in either case without being renewed or replaced (the date on which such policy is adopted by the Board of Directors being the “Expiration Date”); (ii) the close of business on July 10, 2015 (the “Final Expiration Date”); (iii) the time at which such Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”); and (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, one one-hundredth of a Preferred Share, subject to adjustment from time to time as provided in Section 11 or Section 13 hereof.”
(b)	Section 7(b) is hereby amended and restated in its entirety as follows:
“(b) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Expiration Date, (ii) the Final Expiration Date, (iii) the Redemption Date and (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.”
     FIFTH: Section 22 of the Rights Agreement is hereby amended and restated in its entirety as follows:
“SECTION 22. ISSUANCE OF NEW RIGHT CERTIFICATES AND ADDITIONAL RIGHTS. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Ordinary Shares following the Distribution Date and prior to the earlier of the Redemption Date, the Expiration Date and the Final Expiration Date, the Company (i) shall, with respect to Ordinary Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company, and (ii) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued, and no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.”
     SIXTH: Subsection 23(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Shares Acquisition Date (or, if the Shares Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date), (ii) the Expiration Date and (iii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of US$.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish.”
     SEVENTH: This Amendment shall be effective as of the date first written above.
     EIGHTH: Except as set forth above, the provisions of the Rights Agreement shall remain in full force and effect.
     NINTH: This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

NOBLE CORPORATION

By:	/s/ BRUCE W. BUSMIRE

Name:	Bruce W. Busmire
Title:	Senior Vice President and Chief
Financial Officer

UMB BANK, N.A., as Rights Agent

By:	/s/ K. SCOTT MATHEWS

Name:	K. Scott Mathews
Title:	Vice President

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